Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Health Connect Acquisitions Corp. I

November 12, 2020

Health Connect Acquisitions Corp. I, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted a proposed amendment of the Certificate of Incorporation of the Corporation. The resolution set forth the proposed amendment as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing Article I so that, as amended, said Article shall be and read as follows:

“The name of the corporation is Senior Connect Acquisition Corp. I (the “Corporation”).”

SECOND: That said amendment was duly adopted by its Board of Directors and the sole stockholder in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed this 12th day of November, 2020.

By:	/s/ Ryan Burke
Name:	Ryan Burke
Title:	Chief Financial Officer